Exhibit 99.1

FOR IMMEDIATE RELEASE
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   CLINICAL EVIDENCE AND ADVANCED TECHNOLOGY SUPPORTING HYPERTHERMIA THERAPY
                      EMPHASIZED AT ANNUAL ACRO CONFERENCE

SALT LAKE CITY, Utah, February 26, 2007--BSD Medical Corp. (AMEX:BSM) today reviewed the presentations made at the annual conference of the American College of Radiation Oncology (ACRO) held February 22-24 in San Diego. The emphasis was on the clinical science behind hyperthermia therapy for treating cancer and BSD Medical's advanced systems used to deliver the therapy. In addition to a 45-minute lecture by Dr. Mark Hurwitz of Harvard Medical School on the results of clinical studies on hyperthermia and the technological capabilities now emerging to deliver the cancer therapy, a commercial exhibit by BSD Medical also showcased the science supporting the therapy and the advanced features of the BSD's cancer therapy systems.

THE SCIENCE

The lecture included a review of Phase III clinical studies that have been conducted adding hyperthermia to radiation treatments as compared to radiation treatments alone.

o In a clinical study conducted in Italy involving 41 patients (44 nodes) with inoperable Stage IV head and neck cancer, patients receiving hyperthermia and radiation therapy had an 83% complete response rate compared to 41% for patients who received radiation therapy alone, and the 3-year local relapse-free survival rate was 24% for patients receiving only radiation and 68% for those who received both radiation and hyperthermia therapy. (See International Journal of Radiation Oncology, Biology, Physics Vol. 28, pp. 163-169.)

o In an international clinical study conducted in Denmark, the Netherlands and Norway involving 128 patients with recurrent or metastatic malignant melanoma, patients who received hyperthermia therapy along with radiation had a complete response rate for recurrent malignant melanoma lesions of 62% compared to 35% for those who received radiation treatments alone, and the local relapse-free survival rate at 5 years was 46% for those who received both hyperthermia and radiation and 28% for those who received radiation alone. (See International Journal of Hyperthermia, Vol., 12, No. 1, 3-20.)

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o       In a clinical study conducted at UCSF involving 112 patients with glioblastoma maltiforme (brain cancer), patients who received both hyperthermia and interstitial radiation therapy (brachytherapy) had a more than double 2-year survival rate as compared to patients who received brachytherapy alone. (See International Journal of Radiation Oncology, Biology, Physics, Vol. 40, No. 2, pp. 287-295.)

o In a clinical study conducted in the Netherlands involving 358 patients with locally advanced pelvic tumors, bladder cancer patients who received radiation alone had a complete response rate of 51% compared to 73% for those who received hyperthermia and radiation. The complete response rate for patients with advanced cervical cancer was 83% for those who received radiation plus hyperthermia and 57% for those who received radiation alone. (See The Lancet, Vol. 355, pp. 1119-1125.) In addition, a clinical study of 61 patients at Duke University using the tri-modality treatments hyperthermia, radiation and chemotherapy together for the treatment of advanced cervical cancer resulted in a complete remission in 90%. (See CANCER, August 14, 2005, Vol. 104, No. 4.)

o In a clinical study conducted in the United Kingdom, the Netherlands and Canada involving 306 patients with superficial localized breast cancer, patients who received both hyperthermia and radiation therapy had a complete response rate of 59% compared to 41% for those who received radiation treatments alone. Local relapse-free survival was 50% for those who received both therapies and 30% for those who received radiation alone. (See International Journal of Radiation Oncology, Biology, Physics, Vol. 35, No. 4, pp. 731-744.) In addition, a clinical study conducted at Duke University involving patients with previously irradiated superficial tumors, 23.5% had a complete response when treated with radiation alone compared to a response rate of 68.2% for patients treated with hyperthermia plus radiation. (See Journal of Clinical Oncology, Vol. 23, No. 13, May 1, 2005.)

THE TECHNOLOGY

Dr. Hurwitz reviewed the advanced technology that has emerged for delivering hyperthermia therapy in treating cancer. He showed the technology for treating superficial cancers near the surface of the body and for treating cancers in combination with interstitial radiation, both therapies provided by the BSD-500 hyperthermia system. He explained the technology for treating tumors deep in the body, as provided by the BSD-2000, including the ability to monitor hyperthermia therapies in progress using advanced MRI images with color gradations that correspond to temperature changes observed during treatments, as provided by the BSD-2000/3D/MR. Dr. Hurwitz also noted growing support for these technologies as illustrated by the recent listing of hyperthermia therapy in the new NCCN guidelines.

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ABOUT BSD MEDICAL CORP.

BSD Medical Corp. is a leading developer of systems used to deliver precision-focused thermal treatments for cancer. Hyperthermia therapy is used to kill cancer directly and increase the effectiveness of companion radiation treatments. Research has also shown promising results from the use of hyperthermia therapy in combination with chemotherapy, and for tumor reduction prior to surgery. For further information visit BSD Medical's website at www.BSDMedical.com or BSD's patient website at www.treatwithheat.com.

Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including the prospects for future sales of the Company's cancer therapy systems based on the success of clinical studies, are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

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